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                     January 6, 2022

       Allen West
       Chief Financial Officer
       PAM Transportation Services, Inc.
       297 West Henri De Tonti Blvd.
       Tontitown, Arkansas 72770

                                                        Re: PAM Transportation
Services, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 5, 2021
                                                            File No. 000-15057

       Dear Mr. West:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation